Exhibit 2.2

PLAN OF CONVERSION MERGER

OF

FULLERTON FEDERAL SAVINGS ASSOCIATION

WITH

FAIRMOUNT BANK

I.	GENERAL

On May 9, 2011 and May 11, 2011, the Boards of Directors of Fullerton Federal Savings Association (“Fullerton Federal”) and Fairmount Bank (the “Bank”), respectively, adopted and approved this Plan of Conversion Merger (the “Plan”) and the related Agreement and Plan of Conversion Merger (the “Agreement”), subject to regulatory and with respect to the Plan, Member approvals, whereby Fullerton Federal proposes to convert from a federally-chartered mutual savings association to a federally-chartered stock savings association pursuant to the rules and regulations of the Office of Thrift Supervision and any successor thereto (the “OTS”). This Plan and the Agreement provide that Fullerton Federal shall merge with and into the Bank concurrently with Fullerton Federal’s conversion to stock form and the issuance of shares of common stock to be sold by Fairmount Bancorp, Inc. (“Fairmount”) pursuant to the terms and conditions of this Plan and the Agreement (the “Conversion Merger”).

The Board of Directors of Fullerton Federal has concluded, in consultation with its advisors, that the Conversion Merger is in the best interests of Fullerton Federal, the depositors and borrowers of Fullerton Federal, and the communities served by Fullerton Federal. The Conversion Merger will further the interests of the depositors and borrowers of Fullerton Federal and the communities served by Fullerton Federal by promoting a program of sound growth, increasing funds and capital available for lending, and providing additional resources for expansion of services, as well as by providing an enhanced opportunity for attracting and retaining qualified personnel. In making these determinations, the Board of Directors of Fullerton Federal concluded that Fullerton Federal does not have the management or financial resources to pursue a standard mutual-to-stock conversion and that the Conversion Merger is the best means to serve the interests of the Members of Fullerton Federal. The Board of Directors of the Bank as well as the Board of Directors of its parent holding company, Fairmount, have determined that the Conversion Merger is in the best interests of the depositors and borrowers of the Bank and the shareholders of Fairmount.

This Plan and the Agreement are subject to the receipt of all required approvals, including the approvals of the OTS and, with respect to the Plan, the Members of Fullerton Federal.

II.	DEFINITIONS

Acting In Concert — The phrase “Acting in Concert” means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A

Person which acts in concert with another Person (“other party”) shall also be deemed to be acting in concert with any Person who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated and participants or beneficiaries of any such tax-qualified employee stock benefit plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Boards of Directors of Fairmount and Fullerton Federal or Officers delegated by such Boards and may be based on any evidence upon which the Boards or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons share a common address (whether or not related by blood or marriage) or have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies. Directors of Fullerton Federal, Fairmount and the Bank shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

Aggregate Subscription Amount — As to each subscriber in the Subscription Offering and each purchaser in the Community Offering and/or Syndicated Community Offering, the total dollar amount submitted by such subscriber or purchaser in payment for the total number of shares of Fairmount Conversion Stock covered by the subscription or purchase order submitted by such subscriber or purchaser.

Affiliate — A Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

Agreement — The Agreement and Plan of Conversion Merger by and among Fullerton Federal, the Bank and Fairmount to which this Plan is an exhibit.

Associate — The term “associate,” when used to indicate a relationship with any Person, means (i) any corporation or organization (other than Fullerton Federal, the Bank, Fairmount or a majority-owned subsidiary of Fairmount) of which such Person is an officer, director or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, that such term will not include any tax-qualified employee stock benefit plan of Fairmount or the Bank in which such person has a substantial beneficial interest or serves as a trustee in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of Fullerton Federal, the Bank, Fairmount or any subsidiary of Fairmount.

Bank — Fairmount Bank, a federally-chartered savings bank headquartered in Baltimore County, Maryland.

Bank Merger — The merger of Fullerton Federal with and into the Bank.

Community Offering — The offering of any shares unsubscribed in the Subscription Offering to Persons as may be selected by Fairmount and Fullerton Federal in their sole discretion.

Conversion Merger — The change of Fullerton Federal’s Charter and Bylaws to those of a federally-chartered stock savings association, the Bank Merger, and the issuance and sale by Fairmount of the Fairmount Conversion Stock, all as provided for in this Plan and in the Agreement.

Community Resident — The term “Community Resident” has the meaning set forth in Section V.C.

Deposit Account — Any withdrawable or repurchaseable account or deposit in Fullerton Federal, including Savings Accounts and demand deposits.

Director — A director of Fullerton Federal, Fairmount or the Bank, as the sense of the context provides.

Eligibility Record Date — The close of business on December 31, 2009.

Eligible Account Holder — Any Person holding a Qualifying Deposit in Fullerton Federal on the Eligibility Record Date.

Eligible Fairmount Shareholders — The term “Eligible Fairmount Shareholders” has the meaning set forth in Section V.C.

ESOP — the Employee Stock Ownership Plan maintained by Fairmount.

Estimated Valuation Range — The range of the estimated pro forma market value of Fullerton Federal as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

Fairmount — Fairmount Bancorp, Inc., a Maryland corporation that is the sole stockholder of the Bank and that, upon completion of the Conversion Merger, shall own all of the outstanding common stock of the Resulting Institution.

Fairmount Common Stock — Shares of common stock, par value $0.01 per share, of Fairmount.

Fairmount Conversion Stock — Shares of Fairmount Common Stock to be offered, issued and sold by Fairmount as a part of the Conversion Merger.

FDIC — The Federal Deposit Insurance Corporation.

Fullerton Federal — Fullerton Federal Savings Association, a federally-chartered mutual savings association headquartered in Baltimore County, Maryland, which, pursuant to the terms hereof, will consummate the Conversion Merger.

Independent Appraiser — An independent investment banking or financial consulting firm that is experienced and expert in the area of thrift institution appraisals and that is retained by Fullerton Federal to prepare an appraisal of the pro forma market value of Fullerton Federal.

Liquidation Account — The account established by the Fairmount representing the liquidation interests to be received by Eligible Account Holders and Supplemental Eligible Account Holders in exchange for their interest in Fullerton Federal in connection with the Conversion Merger.

Market Maker — A dealer (i.e., any Person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

Member — Any Person or entity that qualifies as a member of Fullerton Federal pursuant to its mutual Charter and Bylaws.

OTS — The Office of Thrift Supervision of the Department of Treasury and any successor thereto.

Officer — The chairman of the board, president, chief executive officer, vice president, secretary and treasurer or principal financial office, comptroller or principal accounting officer and any other person performing similar functions with respect to any organization, whether incorporated or unincorporated.

Order Forms — Forms to be used to exercise Subscription Rights in the Subscription Offering and to submit purchase orders in the Community Offering.

Other Member — Any person who is a Member of Fullerton Federal (other than Eligible Account Holders or Supplemental Eligible Account Holders) as of the Voting Record Date.

Person — An individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust (including Individual Retirement Accounts and KEOGH Accounts), any unincorporated organization, or a government or political subdivision thereof.

Plan — This Plan of Conversion Merger of Fullerton Federal and the Bank, including any amendment approved as provided in this Plan.

Purchase Price — The price per share, determined as provided in Section V of the Plan, at which Fairmount Conversion Stock will be issued and sold in the Conversion Merger.

Qualifying Deposit — The aggregate balance of all Deposit Accounts of an (i) Eligible Account Holder of $50 or more in Fullerton Federal at the close of business on the Eligibility Record Date or (ii) a supplemental Eligible Account Holder of $50 or more in Fullerton Federal on the Supplemental Eligibility Record Date.

Resulting Institution — The Bank, which shall be the Resulting Institution in the Bank Merger.

Savings Account — The term Savings Account includes savings accounts, as defined in 12 C.F.R. Section 561.42, in Fullerton Federal, and includes certificates of deposit.

SEC — The Securities and Exchange Commission.

Special Meeting — The Special Meeting of Members of Fullerton Federal, including any adjournments thereof, to be called for the purpose of considering and voting upon this Plan.

Subscription Offering — The offering of shares of Fairmount Conversion Stock for subscription and purchase pursuant to Section V.B. of the Plan.

Subscription Rights — Non-transferable, non-negotiable, personal rights of Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, to subscribe for shares of Fairmount Conversion Stock in the Subscription Offering.

Supplemental Eligibility Record Date — The last day of the calendar quarter preceding approval of this Plan by the OTS.

Supplemental Eligible Account Holder — Any person holding a Qualifying Deposit in Fullerton Federal (other than an Officer or Director and their associates) on the Supplemental Eligibility Record Date.

Syndicated Community Offering — The offering for sale by a syndicate of broker-dealers to the general public of shares of Fairmount Conversion Stock not purchased in the Subscription Offering and the Community Offering.

Voting Record Date — The date fixed by the Board of Directors of Fullerton Federal in accordance with Fullerton Federal’s Bylaws and OTS regulations for determining the Members eligible to vote at the Special Meeting.

III.	STEPS PRIOR TO SUBMISSION OF PLAN OF MERGER CONVERSION TO THE MEMBERS FOR APPROVAL

Prior to submission of this Plan to its Members for approval, Fullerton Federal must under current law receive the approval of the OTS of its application to convert to the stock form of organization and to concurrently merge with and into the Bank. The following steps must be taken prior to receipt of such regulatory approval:

A. The Board of Directors of Fullerton Federal shall adopt the Plan by not less than a two-thirds vote.

B. Fullerton Federal shall notify its Members of the adoption of the Plan by publishing a statement in a newspaper having a general circulation in the community in which Fullerton Federal maintains its office.

C. Copies of the Plan adopted by the Board of Directors of Fullerton Federal shall be made available for inspection at the office of Fullerton Federal.

D. Fullerton Federal will promptly cause an Application for Approval of Conversion on Form AC to be prepared and filed with the OTS.

E. Fullerton Federal and the Bank will promptly cause an Interagency Bank Merger Application to be prepared and filed with the OTS.

F. Fairmount will promptly file an Application H-(e)3 with the OTS.

G. Fairmount will promptly cause a Registration Statement on Form S-1 pursuant to the Securities Act of 1933 to be prepared and filed with the SEC.

H. At the time and in the manner prescribed by regulations of the OTS, Fullerton Federal, the Bank and Fairmount, as applicable, shall post in their offices and publish in newspapers of general circulation notices of the filing of the applications made by each of them.

IV.	CONVERSION MERGER PROCEDURE

A. Following approval or non-objection of the applications for approval of the Conversion Merger or notices by the OTS, this Plan will be submitted by Fullerton Federal to a vote of its Members at the Special Meeting. The Members must approve the Plan by a majority of the total outstanding votes eligible to be cast at the Special Meeting.

B. The Fairmount Conversion Stock will be offered simultaneously in the Subscription Offering to the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in the respective priorities set forth in Section V.B of this Plan. The Subscription Offering may be commenced as early as the mailing of the Proxy Statement for the Special Meeting.

Any shares of Fairmount Conversion Stock not subscribed for in the Subscription Offering may be offered for sale in the Community Offering and/or a Syndicated Community Offering, as provided in Section V.C. of this Plan, if necessary and feasible. The Subscription Offering may be commenced prior to the Special Meeting and, in that event, the Community Offering may also be commenced prior to the Special Meeting. The offer and sale of Fairmount Conversion Stock prior to the Special Meeting shall, however, be conditioned upon approval of the Plan by the Members.

The period for the Subscription Offering and the Community Offering will be not less than 20 days nor more than 45 days, unless extended by Fairmount and Fullerton Federal. Fairmount and Fullerton Federal may jointly seek one or more extensions if necessary to complete the sale of all shares of Fairmount Conversion Stock. In connection with any such extensions, subscribers and other purchasers will be permitted to increase, decrease or rescind their subscriptions or purchase orders to the extent required by the OTS in approving the extensions. Completion of the sale of all shares of Fairmount Conversion Stock is required within 24 months after the date of the Special Meeting, unless a longer period is permitted by governing laws and regulations.

C. Upon consummation of the sale of at least the required minimum of Fairmount Conversion Stock, Fairmount will purchase from Fullerton Federal all of the capital stock to be issued by Fullerton Federal in its conversion in exchange for the consideration set forth in the Agreement.

D. After all of the foregoing actions, events and determinations have taken place, the Conversion Merger shall be effected by the filing with the OTS of the Articles of Combination with respect to the merger of Fullerton Federal with and into the Bank.

V.	STOCK OFFERING

For purposes of this Section V, the Directors and Officers of Fairmount, the Bank and Fullerton Federal shall not be deemed to be Associates or a group acting in concert solely as a result of their serving in such capacities.

A. Total Dollar Amount of Shares and Purchase Price of Fairmount Conversion Stock

All shares of Fairmount Conversion Stock sold in the Conversion Merger shall be sold at the same price per share. The total dollar amount for which all shares will be sold in the Conversion Merger shall be no less than 15% below the Estimated Valuation Range and no more than 15% above the Estimated Valuation Range.

The Purchase Price will be a price equal to approximately, but not less than, 85% of the average of the daily arithmetic mean of the closing bid and closing asked quotations on the Over the Counter Bulletin Board (“OTCBB”) of Fairmount Common Stock commencing thirty trading days before the second trading day prior to the date of the prospectus to be used in connection with the offer and sale of Fairmount Conversion Stock in the Conversion Merger, rounded to the nearest cent (with any amount equal to $0.005 rounded to the next higher $0.01).

B. Subscription Rights

Non-transferable Subscription Rights to purchase shares of Fairmount Conversion Stock will be issued without payment therefore to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members of Fullerton Federal as set forth below.

1. Preference Category No. 1: Eligible Account Holders

Each Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Fairmount Conversion Stock in an amount equal to the greater of 5.0% of the shares of Fairmount Conversion Stock sold in the Conversion Merger, one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Fairmount Conversion Stock to be issued in the Conversion Merger by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in Fullerton Federal in each case on the Eligibility Record Date. If sufficient shares are not available, shares shall be allocated first to permit each subscribing Eligible Account Holder, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for, and thereafter be allocated among each subscribing Eligible Account Holder whose subscription remains unsatisfied on a pro rata basis in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied, provided that no fractional shares shall be issued.

Non-transferable Subscription Rights to purchase Fairmount Conversion Stock received by Directors and Officers of Fullerton Federal and their Associates, based on their increased deposits in Fullerton Federal in the one-year period preceding the Eligibility Record Date, shall be subordinated to all other subscriptions involving the exercise of non-transferable Subscription Rights of Eligible Account Holders.

2. Preference Category No. 2: ESOP

Subject to the provisions of Section V.B.1 hereof, the ESOP shall receive, without payment, Subscription Rights to purchase in the aggregate up to 8.0% of the shares of Fairmount Conversion Stock sold in the Conversion Merger, including any shares of Fairmount Conversion Stock to be issued in the Conversion Merger as a result of an increase in the Estimated Valuation Range after commencement of the Offering and prior to completion of the Conversion Merger. The subscription rights granted to the ESOP shall be subject to the availability of shares of Fairmount Conversion Stock after taking into account the shares of Fairmount Conversion Stock purchased by Eligible Account Holders; provided, however, that in the event that the total number of shares of Fairmount Conversion Stock is increased to any amount greater than the number of shares representing the maximum of the Estimated Valuation Range as set forth in the Prospectus (“Maximum Shares”), the ESOP shall have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 8.0% of the shares of Fairmount Conversion Stock sold in the Conversion Merger. Consistent with applicable laws and regulations and policies and practices of the OTS, the ESOP may use funds contributed by Fairmount or the Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Fairmount and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause Fairmount or the Bank to fail to meet any applicable regulatory capital requirement. Alternatively, subject to the approval or non-objection of the OTS, the ESOP may, in its sole discretion, determine not to fully exercise the Subscription Rights granted to it hereunder and, instead, may determine to purchase shares of Fairmount Common Stock in the open market subsequent to the Conversion Merger that it otherwise was entitled to purchase in the Subscription Offering pursuant to the exercise of Subscription Rights.

The ESOP shall not be deemed to be an Associate or Affiliate of, or Person acting in concert with, any Director or Officer.

3. Preference Category No. 3: Supplemental Eligible Account Holders

In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application filed prior to OTS approval, then, and only in that event, each Supplemental Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Fairmount Conversion Stock in an amount equal to the greater of 5.0% of the shares of Fairmount Conversion Stock sold in the Conversion Merger, one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Fairmount Conversion Stock to be issued in the Conversion Merger by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders in Fullerton Federal in each case on the Supplemental Eligibility Record Date. Subscription Rights received pursuant to this category shall be subordinated to all Subscription Rights received by Eligible Account Holders and the ESOP pursuant to Categories No. 1 above and 2, respectively.

In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the amount subscribed for or 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied, provided that no fractional shares shall be issued.

4. Preference Category No. 4: Other Members

Each Other Member shall receive non-transferable Subscription Rights to subscribe for shares of Fairmount Conversion Stock remaining after satisfying the subscriptions provided for under Category Nos. 1, 2 and 3 above, subject to the following conditions:

a. Each Other Member shall be entitled to subscribe for an amount of shares equal to the greater of 5.0% of the shares of Fairmount Conversion Stock sold in the Conversion Merger or one-tenth of one percent (.10%) of the total offering of shares of Fairmount Conversion Stock in the Conversion Merger, to the extent that Fairmount Conversion Stock is available.

b. In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated among the subscribing Other Members so as to permit each such Other Member, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining shares shall be allocated among subscribing Other Members whose orders remain unfilled on a pro rata basis in the same proportion as each such Other Member’s subscription bears to the total subscriptions of all such subscribing Other Members, provided that no fractional shares shall be issued.

C. Community Offering and Syndicated Community Offering

The amount, if any, of Fairmount Conversion Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering and/or a Syndicated Community Offering. The Community Offering will involve an offering of the unsubscribed amount of shares of Fairmount Conversion Stock directly to the general public. Shares will be available for purchase by members of the general public to whom a Prospectus is delivered by Fairmount or on its behalf, with preference given first to natural persons, including trusts of natural persons, residing in Baltimore, Maryland or Baltimore County, Maryland and then trustees of the Fairmount 2010 Recognition and Retention Plan and Trust Agreement (“Community Resident”), and then to shareholders of Fairmount on the last day of the month immediately preceding the effectiveness of the Registration Statement filed by Fairmount to register the shares of Fairmount Conversion Stock (“Eligible Fairmount Shareholders”). The Community Offering, if any, shall be for a period of not less than 20 days nor more than 45 days unless extended by Fairmount and Fullerton Federal, and shall commence concurrently with, during or promptly after the Subscription Offering.

Fairmount may use an investment banking firm or firms on a best efforts basis to sell Fairmount Conversion Stock in the Subscription Offering and the Community Offering. Fairmount may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription Offering and the Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Fairmount Conversion Stock will be offered and sold in the Community Offering and/or the Syndicated Community Offering, in accordance with OTS regulations, so as to achieve the widest distribution of the Fairmount Conversion Stock.

Fairmount, in its sole and absolute discretion, may reject, in whole or in part, purchase orders received from any Person under this section.

In the event of an oversubscription for shares of Fairmount Conversion Stock in the Community Offering, the available shares shall be allocated first to each Community Resident whose order is accepted in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Community Resident, if possible. Thereafter, unallocated shares shall be allocated among the Community Residents whose accepted orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated, provided that no fractional shares shall be issued. If there are any shares remaining after all accepted orders by Community Residents have been satisfied, such remaining shares shall be allocated first to Eligible Fairmount Shareholders who purchase in the Community Offering, applying the same allocation described above for Community Residents, and if any shares remain, thereafter to other members of the general public who purchase in the Community Offering, applying the same allocation methodology as described above.

The amount of Conversion Stock that any Person may purchase in the Community Offering shall be 5.0% of the shares of Fairmount Conversion Stock sold in the Conversion Merger, provided further that, to the extent applicable, and subject to the preferences set forth this Section V.C. and the limitations on purchases of Fairmount Conversion Stock set forth in this Section V.C. and Section V.D. of this Plan, orders for Conversion Stock in the Community Offering shall first be filled to a maximum of 2% of the total number of shares of Fairmount Conversion Stock sold in the Conversion Merger and thereafter any remaining shares shall be allocated on an equal number of shares per order basis until all available shares have been allocated, provided no fractional shares shall be issued.

Subject to such terms, conditions and procedures as may be determined by Fairmount, all shares of Conversion Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. Each order for Conversion Stock in the Syndicated Community Offering shall be subject to the sole and absolute discretion of Fairmount to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. The amount of Conversion Stock that any Person may purchase in the Syndicated Community Offering shall not exceed 5.0% of the shares of Fairmount Conversion Stock sold in the Conversion Merger; provided, further that orders for Fairmount Conversion Stock in the Syndicated Community Offering shall first be filled, unless otherwise permitted by the OTS, to a maximum of 2% of the total number of shares of Fairmount Conversion Stock sold in the Conversion Merger and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares shall be issued. Fairmount and Fullerton Federal may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of the Subscription Offering and/or Community Offering. The Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by Fairmount and Fullerton Federal with any required regulatory approval.

In the event that any insignificant residue of shares of Fairmount Conversion Stock is not sold in the Subscription Offering, Community Offering and/or Syndicated Community Offering, Fairmount and Fullerton Federal shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the OTS.

D. Additional Limitations Upon Purchases of Shares of Fairmount Conversion Stock

The following additional limitations shall be imposed on all purchases of Fairmount Conversion Stock in the Conversion Merger:

1. Except in the case of the ESOP, which is permitted to purchase up to 8.0% of the shares of Fairmount Conversion Stock sold in the Conversion Merger, and in addition to the other restrictions and limitations set forth herein, the maximum amount of Fairmount Conversion Stock which any Person, together with any Associate or group of Persons acting in concert, may, directly or indirectly, subscribe for or purchase in the Offerings shall not exceed 5.0% of the shares of Fairmount Conversion Stock sold in the Conversion Merger.

2. Directors and Officers of Fullerton Federal and their Associates may not purchase in all categories in the Conversion Merger an aggregate of more than 35.0% of Fairmount Conversion Stock, including any shares which may be issued in the event of an increase in the maximum of the Estimated Valuation Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Conversion Merger.

3. No Person may purchase fewer than 25 shares of Fairmount Conversion Stock in the Conversion Merger, to the extent such shares are available; provided, however, that if the Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the Aggregate Subscription Amount for such minimum shares will not exceed $500.00.

4. Except in the case of the ESOP as set forth in Section V.D.1 hereof and subject to the provisions of Section V.D.5 hereof, and in addition to the other restrictions and limitations set forth herein, the maximum aggregate amount of Fairmount Conversion Stock which any Person, together with any Associate or group of Persons acting in concert may, directly or indirectly, subscribe for or purchase in the Offerings, when combined with any shares of Fairmount Common Stock already owned by such Person(s), shall not exceed 5.0% of the total number of shares of Fairmount Common Stock to be outstanding upon consummation of the Conversion Merger.

5. Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members, Fullerton Federal and Fairmount may decrease the individual or the aggregate purchase limitations set forth herein or, as provided herein, increase such limitations to a percentage which does not exceed 9.99% of the total shares of Fairmount Conversion Stock sold in the Conversion Merger, whether prior to, during or after the Subscription Offering, Community Offering and/or Syndicated Community Offering. In the event that an individual purchase limitation is increased after commencement of the Subscription Offering or any other offering, Fullerton Federal and Fairmount shall permit any Person who subscribed for the maximum number of shares of Fairmount Conversion Stock in the Subscription Offering or, in the discretion of Fairmount and Fullerton Federal, the Community Offering, and who indicated a desire to be resolicited on the Order Form, to purchase an additional number of shares, so that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights. In the event of a resolicitation of such subscribers, Fullerton Federal and Fairmount shall have the right, in their sole discretion, to require such persons to supply immediately available funds for the purchase of additional shares of Fairmount Conversion Stock. Such persons will be prohibited from paying with cash or a personal check, but Fullerton Federal and Fairmount may allow payment by wire transfer. In the event that any of the individual or aggregate purchase limitations are decreased after commencement of the Subscription Offering or any other offering, the orders of any Person who subscribed for more than the new purchase limitation shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person. The maximum purchase limitations may be increased to 9.99%, provided that orders for Fairmount Conversion Stock exceeding 5.0% of the shares of Fairmount Conversion Stock sold in the Conversion Merger shall not exceed in the aggregate 10.0% of the total shares of Fairmount Conversion Stock sold in the Conversion Merger.

6. Fullerton Federal and Fairmount shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section V.D. and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Fairmount Conversion Stock which they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all persons, and the Fullerton Federal and Fairmount and their respective Boards shall be free from any liability to any Person on account of any such action.

E. Restrictions and Other Characteristics of Fairmount Conversion Stock Being Sold

1. Transferability. Shares of Fairmount Conversion Stock purchased in the Conversion Merger will be transferable without restriction.

2. Voting Rights. Upon completion of the Conversion Merger, neither holders of deposit accounts nor borrower Members of Fullerton Federal will have voting rights in the Resulting Institution or Fairmount. Exclusive voting rights as to the Resulting Institution will be vested in Fairmount, as the sole stockholder of the Resulting Institution. Voting rights as to Fairmount will be held exclusively by the stockholders thereof.

F. Exercise of Subscription Rights; Order Forms

1. If the Subscription Offering occurs concurrently with the solicitation of proxies for the Special Meeting, the prospectus and Order Form may be sent to each Eligible Account Holder, Supplemental Eligible Account Holder and Other Fullerton Federal Member, at his last known address as shown on the records of Fullerton Federal as of the Voting Record Date. However, Fullerton Federal may, and if the Subscription Offering commences after the Special Meeting, Fullerton Federal shall, furnish a prospectus and Order Form only to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who have returned to Fullerton Federal by a specified date prior to the commencement of the Subscription Offering a post card or other written communication requesting a prospectus and Order Form. In such event, Fullerton Federal shall provide a postage-paid post card for this purpose and make appropriate disclosure in its proxy statement for the solicitation of proxies to be voted at the Special Meeting and/or letter sent in lieu of the proxy statement to those Eligible Account Holders, and Supplemental Eligible Account Holders who are not Members on the Voting Record Date.

2. Each Order Form will be preceded or accompanied by a prospectus describing Fairmount and the Resulting Institution and the shares of Fairmount Conversion Stock being offered for subscription and containing all other information required by the OTS or the SEC or otherwise necessary to enable Persons to make informed investment decisions regarding the purchase of Fairmount Conversion Stock.

3. The Order Forms (or accompanying instructions) used for the Subscription Offering will contain, among other things, the following:

(i) A clear and intelligible explanation of the Subscription Rights granted under the Plan to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of Fullerton Federal;

(ii) A specified expiration date by which Order Forms must be returned to and actually received by Fullerton Federal, Fairmount or their representative for purposes of exercising Subscription Rights, which date will be not less than 20 days and not more than 45 days after the Order Forms are initially mailed to potential subscribers;

(iii) A statement of the minimum and maximum number of shares of Fairmount Conversion Stock that may be subscribed for under the Plan;

(iv) A specifically designated blank space for indicating the number of shares and the aggregate dollar amount of shares being subscribed for;

(v) A set of detailed instructions as to how to complete the Order Form, including a statement as to the available alternative methods of payment for the shares being subscribed for; Form;

(vi) Specifically designated blank spaces for dating and signing the Order Form;

(vii) An acknowledgment that the subscriber has received the prospectus;

(viii) A statement of the consequences of failing to properly complete and return the Order Form, including a statement that the Subscription Rights will expire on the expiration date specified on the Order Form unless such expiration date is extended by Fairmount and Fullerton Federal, and that the Subscription Rights may be exercised only by delivering the Order Form, properly completed and executed, to Fairmount, Fullerton Federal or their representative by the expiration date, together with required payment of the Aggregate Subscription Amount for all Fairmount Conversion Stock subscribed for;

(ix) A statement that the Subscription Rights are non-transferable and that all shares of Fairmount Conversion Stock subscribed for upon exercise of Subscription Rights must be purchased on behalf of the Person exercising the Subscription Rights for his own account; and

(x) A statement that, after receipt by Fairmount, Fullerton Federal or their representative, a subscription may not be modified, withdrawn or cancelled without the consent of Fairmount or Fullerton Federal.

G. Method of Payment

In the Subscription Offering and the Community Offering, payment for all shares of Fairmount Conversion Stock subscribed for must be received in full by Fairmount, Fullerton Federal or their representatives, together with properly executed and completed Order Forms. Payment may be made in cash (if presented in Person), by personal check, bank check or money order, or, if the subscriber has a Deposit Account in Fullerton Federal (including a certificate of deposit), the subscriber may authorize Fullerton Federal to withdraw the amount of the Aggregate Subscription Amount from the subscriber’s account.

Consistent with applicable laws and regulations and policies and practices of the OTS, payment for shares of Fairmount Conversion Stock subscribed for by the ESOP may be made with funds contributed by Fairmount and/or the Bank and/or funds obtained pursuant to a loan from an unrelated financial institution pursuant to a loan commitment which is in force from the time that the ESOP submits an Order Form until the closing of the transactions contemplated hereby.

If a subscriber authorizes Fullerton Federal to withdraw the amount of the Aggregate Subscription Amount from his account, the funds will continue to earn interest, but may not be used by the subscriber until all Fairmount Conversion Stock has been sold or this Plan is terminated, whichever is earlier. Fullerton Federal will allow subscribers to purchase shares by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be cancelled if the remaining balance of the account is less than the applicable minimum balance requirement, in which event the remaining balance will earn interest at the Bank’s passbook rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Fairmount Conversion Stock under this Plan. Interest will also be paid, at not less than the Bank’s then current passbook rate, on all orders paid in cash, by check or money order, from the date payment is received until consummation or termination of the Conversion Merger. Payments made in cash, by check or money order will be placed by the Bank and Fullerton Federal in a segregated account established specifically for this purpose at the Bank.

In the event of an unfilled amount of any subscription order, Fairmount or Fullerton Federal will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization. If for any reason the Conversion Merger is not consummated, subscribers will have refunded to them all payments made and all withdrawal authorizations will be cancelled in the case of subscription payments authorized from accounts at Fullerton Federal.

H. Undelivered, Defective or Late Order Forms; Insufficient Payment

The Boards of Directors of Fairmount and Fullerton Federal and shall have the absolute right, in their sole discretion, to reject any Order Form submitted in either the Subscription Offering or the Community Offering, including but not limited to, any Order Forms that (i) are not delivered or are returned by the United States Postal Service (or the addressee cannot be located) or are not mailed pursuant to a “no mail” order placed in effect by the account holder; (ii) are not received back by Fairmount, Fullerton Federal or their representative, or are received after the termination date specified thereon; (iii) are defectively completed or executed; (iv) are not accompanied by the total required payment for the shares of Fairmount Conversion Stock subscribed for (including cases in which the subscribers’ Deposit Accounts are insufficient to cover the authorized withdrawal for the required payment); or (v) are submitted by or on behalf of a Person whose representations the Boards of Directors of Fairmount or Fullerton Federal believe to be false or who they otherwise believe, either alone or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. In such event, the Subscription Rights, if any, of the Person to whom such rights have been granted will not be honored and will be treated as though such Person failed to return the completed Order Form within the time period specified therein. Fullerton Federal and Fairmount may, but will not be required to, waive any irregularity relating to any Order Form or require submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as Fullerton Federal and Fairmount may specify. The interpretation by Fairmount and Fullerton Federal of the terms and conditions of this Plan and of the proper completion of the Order Form will be final, subject to the authority of the OTS.

I. Members in Non-Qualified States or in Foreign Countries

Fairmount will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe in the Subscription Offering for Fairmount Conversion Stock pursuant to the Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Fairmount Conversion Stock in the Subscription Offering if such Person resides in a foreign country or in a state of the United States with respect to which any of the following apply: (1) a small number of Persons otherwise eligible to subscribe for shares under the Plan reside in such state; (2) the issuance of subscription rights or the offer or sale of shares of Fairmount Conversion Stock to such Persons would require Fairmount, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (3) such registration or qualification would be impracticable for reasons of cost or otherwise.

VI.	CHARTER AND BYLAWS OF RESULTING INSTITUTION

As part of the Conversion Merger, the Charter and Bylaws of the Bank will become the Charter and Bylaws of the Resulting Institution.

VII.	STATUS OF DEPOSIT ACCOUNTS AND LOANS SUBSEQUENT TO THE MERGER CONVERSION

Each Deposit Account holder shall retain, without payment, a withdrawable Deposit Account or Accounts in the Resulting Institution, equal in amount to the withdrawable value of such account holder’s Deposit Account or Accounts in Fullerton Federal prior to the Conversion Merger. All Deposit Accounts will continue to be insured by the FDIC up to the applicable limits of insurance coverage, and shall be subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in Fullerton Federal at the time of the Conversion Merger. All loans shall retain the same status after the Conversion Merger as these loans had prior to the Conversion Merger (except as to voting rights, if any).

VIII.	LIQUIDATION ACCOUNT

For purposes of granting to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts at the Resulting Institution a priority in the event of a complete liquidation of the Resulting Institution, the Resulting Institution will, at the time of the Conversion Merger, establish a liquidation account in an amount equal to the net worth of Fullerton Federal as shown on its latest statement of financial condition contained in the final prospectus used in connection with the Conversion Merger or, if no such statement is included, the net worth of Fullerton Federal as reflected in its Thrift Financial Report for the same quarter as the latest statement of financial condition of Fairmount contained in such final prospectus. The creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the regulatory capital accounts of the Resulting Institution; provided, however, that such regulatory capital accounts will not be voluntarily reduced below the required dollar amount of the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to the Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance (“subaccount balance”). All Deposit Accounts having the same social security number will be aggregated for purposes of determining the initial subaccount balance with respect to such Deposit Accounts, except as otherwise provided in this Section.

The initial subaccount balance of a Deposit Account held by an Eligible Account Holder or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the Qualifying Deposit in the Deposit Account on the Eligibility Record Date or the Supplemental Eligibility Record Date and the denominator is the total amount of the Qualifying Deposits in Fullerton Federal of all Eligible Account Holders and Supplemental Eligible Account Holders on

such record dates. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, if any, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date.

If the deposit balance in any Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the record date is less than the lesser of (i) the deposit balance in such Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit in such Deposit Account on the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance shall be reduced in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Deposit Account. If all funds in such Deposit Account are withdrawn, the related subaccount balance shall be reduced to zero.

In the event of a complete liquidation of the Resulting Institution (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then-current adjusted subaccount balances for Deposit Accounts then held before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Deposit Accounts and other liabilities, or similar transactions with another institution the accounts of which are insured by the FDIC, shall be considered to be a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

The creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of the equity accounts of Fairmount or the Bank, except that neither Fairmount nor the Bank shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below (i) the amount required for the Liquidation Account or (ii) the regulatory capital requirements of Fairmount (to the extent applicable) or the Bank.

IX.	AMENDMENT OR TERMINATION OF PLAN

If necessary or desirable, this Plan may be amended at any time prior to submission of the Plan and proxy materials to the Members of Fullerton Federal by a two-thirds vote of each of the Board of Directors of Fullerton Federal and the Board of Directors of the Bank. After submission of the Plan and proxy materials to the Members, this Plan may be amended by a two-thirds vote of each of the Boards of Directors of Fullerton Federal and the Bank only with the concurrence of the OTS. Any amendments to this Plan made after approval by the Members with the concurrence of the OTS and shall not necessitate further approval by the Members unless otherwise required.

This Plan may be terminated by a two-thirds vote of each of the Board of Directors of Fullerton Federal and the Board of Directors of the Bank at any time prior to the Special Meeting of Members, and at any time following such Special Meeting with the concurrence of the OTS in each case consistent and in accordance with the terms of the Agreement. In their discretion, the Boards of Directors of Fullerton Federal and the Bank may modify or terminate this Plan upon the order or with the approval of the OTS, and without further approval by Members.

This Plan shall terminate if the Plan is not approved by Members or the sale of all shares of Fairmount Conversion Stock is not completed within 24 months of the date of the Special Meeting of Members.

X.	EXPENSES OF THE CONVERSION MERGER

Fullerton Federal and the Bank shall use their best efforts to assure that expenses incurred by them in connection with the Conversion Merger shall be reasonable.

XI.	TAX RULING OR OPINION

Consummation of the Conversion Merger is expressly conditioned upon prior receipt of either a ruling of the United States Internal Revenue Service or an opinion of tax counsel with respect to federal taxation, and either a ruling of the Maryland taxation authorities or an opinion of tax counsel or accountants with respect to Maryland taxation, to the effect that consummation of the transactions contemplated herein will not be taxable to Fairmount, the Bank or Fullerton Federal.

XII.	EXTENSION OF CREDIT FOR PURCHASE OF STOCK

Neither Fullerton Federal nor the Bank shall knowingly loan funds or otherwise extend credit to any Person to purchase any shares of Fairmount Conversion Stock in the Conversion Merger.

XIII.	PAYMENT OF FEES TO BROKERS

Fairmount may elect to offer to pay fees on a per share basis to securities brokers who assist purchasers of Fairmount Conversion Stock in the Conversion Merger.

XIV.	EFFECTIVE DATE

The effective date of the Conversion Merger shall be the date upon which the last of the following actions occurs: (i) the filing of Articles of Combination with the OTS with respect to the Bank Merger, and (ii) the closing of the issuance of the shares of Fairmount Conversion Stock in the Conversion Merger. The filing of Articles of Combination relating to the Bank Merger and the closing of the issuance of shares of Fairmount Conversion Stock in the Conversion Merger shall not occur until all requisite regulatory and Member approvals have been obtained, all applicable waiting periods have expired and sufficient subscriptions and orders for the Fairmount Conversion Stock have been received. It is intended that the closing of the Bank Merger and the sale of shares of Fairmount Conversion Stock in the Conversion Merger shall occur consecutively and substantially simultaneously.

XV.	INTERPRETATION OF THE PLAN

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of each of the Board of Directors of Fullerton Federal and the Board of Directors of the Bank shall be final, subject to the authority of the OTS.